Exhibit 99.1

FOR IMMEDIATE RELEASE
BankFinancial Corporation Reports Financial Results for the Third Quarter 2019 and
Will Host Conference Call and Webcast on Wednesday, October 23, 2019
Burr Ridge, Illinois - (October 21, 2019) BankFinancial Corporation (Nasdaq - BFIN) (the “Company” or "BankFinancial") announced today that its net income for the three months ended September 30, 2019 was $3.9 million, or $0.26 per common share, compared to net income of $3.7 million, or $0.22 per common share, for the three months ended September 30, 2018. BankFinancial also reported net income of $8.3 million, or $0.53 per common share, for the nine months ended September 30, 2019, compared to net income of $11.9 million, or $0.68 per common share, for the nine months ended September 30, 2018.
Net interest income before provision (recovery) of allowance for loan losses for the quarter ended September 30, 2019 was stable compared to the previous quarter at $13.2 million. Noninterest expense was $9.5 million, as increases in loan advertising and in cybersecurity prevention expenses offset continued improvements in operating efficiency.
The average yield on the loan and lease portfolio for the quarter ended September 30, 2019 was 4.92%, compared to an average loan and lease portfolio yield of 4.76% for the quarter ended June 30, 2019. The average cost of retail and commercial deposits stabilized at 1.13% for the quarter ended September 30, 2019. The average cost of wholesale deposits and borrowings increased to 2.48% for the quarter ended September 30, 2019, compared to an average cost of 2.39% for the quarter ended June 30, 2019. Net interest margin increased to 3.67% for the quarter ended September 30, 2019, compared to 3.60% for the quarter ended June 30, 2019. Total loans declined due to substantially increased prepayments within the multifamily real estate loan portfolio and the scheduled amortization of investment grade leases in the commercial equipment lease portfolio, partially offset by increases in commercial lending. Multifamily real estate loans decreased by $42.2 million (6.8%) as we received $49.4 million in total loan payments due to project sales and cash-out refinances by other lenders. Commercial leases decreased by $13.3 million (4.6%), primarily due to the scheduled amortization of lower-yielding investment grade leases in excess of investment grade lease originations. Commercial loans increased by $10.1 million (6.6%) compared to June 30, 2019 due to new borrower originations and modestly increased line utilization. Residential and nonresidential real estate loan balances declined due to scheduled portfolio amortization and prepayments.
Asset quality remained favorable. The ratio of nonperforming loans to total loans was 0.12% and the ratio of nonperforming assets to total assets was 0.11% at September 30, 2019.
Total deposits declined by $41.4 million (3.1%) from June 30, 2019 to September 30, 2019 due in part to seasonal factors with respect to retail and commercial checking accounts. The Bank reduced its marketing for retail certificates of deposit due to its higher liquidity and to better manage our cost of funds. Retail money market deposit accounts declined by $9.9 million (4.0%), primarily due to seasonal fluctuations in public funds accounts and internal transfers to other deposit or trust products. Total wholesale deposits and borrowings declined by $13.4 million (15.0%) during the third quarter of 2019 as we utilized excess liquidity to pay off maturing wholesale deposits and borrowings.
The capital position remained strong with a Tier 1 leverage ratio of 11.43%. During 2019, we repurchased 1,107,550 common shares, which represented 6.7% of the common shares outstanding at December 31, 2018.
BankFinancial’s Quarterly Financial and Statistical Supplement will be available today on BankFinancial's website, www.bankfinancial.com on the “Investor Relations” page, and through the EDGAR database on the SEC's website, www.sec.gov. The Quarterly Financial and Statistical Supplement includes comparative GAAP and non-GAAP performance data and financial measures for the most recent five quarters. BankFinancial's management will review third quarter 2019 results in a conference call and webcast for stockholders and analysts on Wednesday, October 23, 2019 at 9:30 a.m. Chicago, Illinois Time. The conference call may be accessed by calling (844) 413-1780 using participant passcode 4729609. The conference call will be simultaneously webcast at www.bankfinancial.com, “Investor Relations” page. For those unable to participate in the conference call, the webcast will be archived through Wednesday, November 6, 2019 on our website.
BankFinancial Corporation is the holding company for BankFinancial, NA, a national bank providing financial services to individuals, families and businesses through 19 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois and to selected commercial loan and deposit customers on a regional or national basis. BankFinancial Corporation's common stock trades on the Nasdaq Global Select Market under the symbol BFIN. Additional information may be found at the company's website, www.bankfinancial.com.

This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Annual Report on Form 10-K as filed with the SEC, as supplemented by subsequent filings with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC's web site at www.sec.gov or on BankFinancial’s web site at www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Finance BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams President – Marketing & Sales BankFinancial, NA Telephone: 630-242-7234